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Exhibit 21.1

Legal Entities previously was subsidiaries

Ebix International, Inc.
Ebix Australia Pty. Ltd.
Ebix Australia Pty. Ltd. (VIC)
Ebix Insurance Agency, Inc.
Ebix New Zealand
Ebix New Zealand Holdings
Ebix Singapore PTE LTD
Ebix Software India, Private Limited
EIH Holdings KB
EIH Holdings AB
EbixLife, Inc.

Finetre Corporation

Ebix BPO, Inc.

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  Exhibit 21.1